Exhibit 4.3

                          CONSULTING SERVICES AGREEMENT

         CONSULTING SERVICES AGREEMENT (this "Agreement") is entered into as of June 1, 2004 by and between MaxxZone, Inc., a Nevada corporation (the "Company"), and Vintage Filings, LLC (the "Consultant").

                                    RECITALS

         A. The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant's experience, skills, abilities, knowledge and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

         B. Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Consulting Services. Consultant shall, on a part-time basis, provide EDGAR filing services to the Company with respect to the Company's filings required to be made with the Securities and Exchange Commission ("SEC") by effecting all filings the Company submits to Consultant for filing with the SEC, provided that the volume of such filings is not unduly burdensome to Consultant and does not bear an unreasonable relationship to the value of the compensation provided under Section 6 hereof. (the "Consulting Services").

         2. Term. The term of this Agreement shall commence as of the date hereof and shall be effective until 11:59 p.m. on December 31, 2004 (the "Term"). This agreement may be extended under the same terms by mutual agreement between Consultant and the Company.

         3. Direction, Control and Coordination. Consultant shall perform the Consulting Services under the sole direction and with the approval of the Company's Board of Directors or an officer of the Company to whom such direction is delegated by resolution of the Board of Directors.

         4. Dedication of Resources. Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.


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         5. Standard of  Performance.  Consultant  shall use its best reasonable efforts to perform its consulting services as an advisor to the Company in an efficient, trustworthy and professional manner. Consultant shall perform his consulting services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

         6. Compensation. The Company shall pay to Consultant a total of two million (2,000,000) shares of common stock of the Company (the "Common Stock") in exchange for the Consulting Services. The Shares shall not be offered, sold or issued until such time as they are registered pursuant to Section 7 hereof.

         7. Registration of the Common Stock. Commencing on the date hereof, the Company shall use its best efforts to promptly register the Common Stock pursuant to the Securities Act of 1933, as amended, on SEC Form S-8. Consultant hereby covenants that if he becomes a director, officer, holder of ten percent (10%) of the equity and/or voting securities of the Company, or is, or becomes an "affiliate" of the Company (for the purposes of this Agreement, "affiliate" shall mean an affiliate of, or person affiliated with, a specified person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified), he or she will not offer to sell or resell the Common Shares registered on Form S-8, except pursuant to the provisions of SEC Rule 144, pursuant to a reoffer prospectus in compliance with Form S-8 or pursuant to such other registration statement acceptable to the Company in its sole discretion.

         8. Additional Covenants. Consultant covenants that it shall not engage in any activities which are in connection with the offer or sale of securities of the Company in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company's securities.

         9. Confidential Information. Consultant recognizes and acknowledges that by reason of performance of Consultant's services and duties to the Company (both during the Term and before or after it) Consultant has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law. Upon the Company's request, the Consultant will return all tangible materials containing Confidential Information to the Company.

         10. Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement. No officer, employee, agent, servant, or independent contractor of Consultant nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner or thing whatsoever.

         11. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:              7658 Municipal Drive
                                Orlando, Florida 32819
                                Attn:  President

                                If to the Consultant: Vintage Filings, LLC
                                90 Park Avenue, Suite 3800
                                New York, New York 10016


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         12.  Applicable  Law. The validity,  interpretation  and performance of this Agreement shall be controlled by and construed under the laws of the State of Washington.

         13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

         14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

         15. Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

         16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         17. Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

         The Company:          MAXXZONE.COM, INC.

                               By: ________________________________
                                   Name:  Walter H. Roder II
                                   Title:  President and Chief Executive Officer




         The Company:          VINTAGE FILINGS, LLC

                               By:  ________________________________
                               Name:  ______________________________
                               Title:  _____________________________